Exhibit 10.2
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement” or “Employment Agreement”), effective as of April 8, 2014 (the “Effective Date”), between EUGENE S. PUTNAM, JR. (“Employee”) and Universal Technical Institute, Inc., a Delaware corporation (the “Company”) provides:
WHEREAS, the Company and the Employee previously entered into that certain employment agreement dated as of March 7, 2011, as amended by the first amendment thereto effective as of October 1, 2012 and as further amended by the second amendment thereto effective as of March 7, 2014 (such previous employment agreement, as amended by such first and second amendments thereto, the “Previous Employment Agreement”), and the term of Employee’s employment under the Previous Employment Agreement will expire on April 7, 2014; and
WHEREAS, the Company wishes to obtain the future services of Employee, and Employee is willing to provide services to the Company; and
WHEREAS, the parties wish to enter into a new Employment Agreement between them to reflect the status of Employee’s employment after April 7, 2014 and to ensure compliance with applicable laws and regulations; and
WHEREAS, Employee wishes to have the protection provided for in this Agreement and, in exchange for such protection, is willing to give to the Company, under certain circumstances, a covenant not to compete and a release of all liability.
NOW, THEREFORE, the parties hereto agree as follows:
1.Previous Agreement No Longer Effective. The Previous Employment Agreement between the parties will terminate on its own accord on April 7, 2014, and shall be considered null and void after that date.
2.Definitions.
a.“Board of Directors” means the Board of Directors of the Company.
b.“Cause” means any one (1) or more of the following:
(i)Employee’s conviction of, or plea of guilty or nolo contendere to, any felony or a crime involving embezzlement, conversion of property or moral turpitude;
(ii)A finding by a majority of the Board of Directors of Employee’s fraud, embezzlement or conversion of the Company’s property;
(iii)Employee’s conviction of, or plea of guilty or nolo contendere to, a crime involving the acquisition, use or expenditure of federal, state or local government funds relating to the business and affairs of the Company;
(iv)A finding by a majority of the Board of Directors (A) that Employee committed fraud or any other violation of law involving federal, state or local government funds relating to the business and affairs of the Company, and (B) that when Employee committed fraud or such violation of law, Employee did not do so in a good faith belief that the related action(s) or failure(s) to act was in the best interests of the Company;
(v)A finding by a majority of the Board of Directors of Employee’s knowing breach of any of Employee’s fiduciary duties to any company in the Company Group or the Company’s stockholders or making of an intentional misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to have a material adverse effect on the business relationship, the business, properties, assets, operations, condition (financial or other) or prospects of any company in the Company Group;
(vi)Employee’s alcohol or substance abuse, which materially interferes with Employee’s ability to discharge the duties, responsibilities and obligations prescribed by this Agreement as determined by a majority of the Board of Directors;
(vii)Employee’s material and knowing failure to observe or comply with law applicable to the business of the Company as an officer or employee of the Company which would reasonably be expected to have a material adverse effect on the business relationship, the business, properties, assets, operations, condition (financial or other), or prospects of any company in the Company Group as determined by a majority of the Board of Directors;
(viii)Employee’s willful gross misconduct relating to the business of the Company that results in significant harm to the Company or its operation, properties, reputation, goodwill or business relationships as determined by a majority of the Board of Directors;
(ix)A finding by a majority of the Board of Directors of Employee’s willful and material violation of any written code of conduct or written code of ethics of the Company applicable to Employee;
provided that (i) any finding or determination made by the Board of Directors concerning the existence of Cause must be made in good faith and not for purposes of evading the Company’s obligations hereunder; and (ii) a finding or determination of Cause by the Board of Directors may not be made unless, prior to determining that Cause exists, the Employee shall be given written notice stating in reasonable detail the facts and circumstances deemed by the Company to constitute Cause, and thirty (30) days from receipt of such notice Employee has failed to cure the facts and circumstances set forth in such notice.
c.“Change of Control” means: (i) any sale, lease, exchange, or other transfer (in one (1) transaction or series of related transactions) of all or substantially all of the Company’s assets to any person or group of related persons under Section 13(d) of the Securities and Exchange Act of 1934 (“Group”); (ii) the Company’s shareholders approve and complete any plan or proposal for the liquidation or dissolution of the Company; (iii) any person or Group becomes the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company (“Voting Stock”) and such person or Group has the power and authority to vote such shares; (iv) any person or Group acquires sufficient shares of Voting Stock to elect a majority of the members of the Board of Directors; or (v) the completion of a merger or consolidation of the Company with another entity in which holders of the Company’s stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation in the transaction. Notwithstanding the foregoing, in no event will a Change of Control be deemed to have occurred as a result of an initial public offering of the Company’s stock. Also, notwithstanding anything to the contrary herein, the fact that a transaction or event is defined as a Change of Control for purposes of this Agreement shall not evidence or infer that the transaction or event constitutes a change of control for purposes of, including but not limited to, any determination or definition of the Department of Education, any licensing agency, or for determining the duties of the Company’s Board of Directors under Delaware corporate law.
d.“COBRA” means Section 4980B of the Code, Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and any similar state law.
e.“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
f.“Company Group” shall mean the entities listed on Schedule 1.
g.“Compete” shall mean to directly or indirectly own, operate, manage, join, control, be employed by, be a consultant to, invest in, or become a director, officer, agent, partner, member, independent contractor or shareholder of any Competitive Business, as defined below. As used in this Agreement, “Compete” does not include purely passive investments in any publicly traded company so long as Employee does not directly or indirectly own, acquire or obtain options to acquire, 5% or more of any class of shares in such company.
h.“Competitive Business” means
(i)Any post secondary educational institution or entity or person which conducts educational programs in the areas of automotive, motorcycle, marine, diesel or collision repair and refinishing technologies (or any one or more of these programs), which programs represent the programs in which the Company Group is engaged at the Effective Date,
(ii)Any entity engaged in any business of a similar significance to the Company or a member of the Company Group to those listed in clause (i), (A) conducted or engaged in by the Company or any member of the Company Group after the Effective Date and before the Termination Date, or (B) in which business the Company or a member of the Company Group is preparing to engage at the Termination Date, or
(iii)Any entity or person that is preparing to establish an educational program in any one or more of the areas identified in clause (i) or a business described in clause (ii), or that has begun or made an investment in an educational program in any one or more of the areas identified in clause (i) or a business described in clause (ii).
i.“Confidential Information” means any confidential information including, without limitation, any study, data, calculations, software, storage media or other compilation of information, patent, patent application, copyright, “know-how”, trade secrets, customer, student or prospective student lists or information, details of client, consultant, student, vendor, supplier or manufacturer contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, formulae, improvements or other proprietary or intellectual property of any company in the Company Group, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. Notwithstanding the foregoing, the term Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that is or becomes generally available to the public other than as a result of a disclosure by the Employee not permissible hereunder.
j.“Disability” means Employee is either:
(i)determined to be totally disabled by the Social Security Administration; or
(ii)determined to be disabled pursuant to the Company’s disability plans for a period of at least one hundred and eighty (180) days.
k.“Good Reason,” when used with reference to a voluntary termination by Employee of Employee’s employment with the Company, shall mean any of the following conditions, provided that Employee (i) provides the Company with actual notice of the condition giving rise to the termination within ninety (90) days of Employee’s knowledge of the initial existence of the condition, (ii) provides the Company with the opportunity to cure within thirty (30) days of the notice, and (iii) terminates employment within two (2) years of the initial existence of the condition:
(A)A material diminution in any of the following:
I.Employee’s base compensation;
II.Employee’s authority, duties or responsibilities with respect to the Position; provided that, a material diminution of Employee’s authority, duties or responsibilities with respect to the Position shall be deemed to have occurred if Employee ceases to have such authorities, duties or responsibilities with respect to the entity which is the ultimate parent entity of the Company Group following a Change of Control or if Employee is removed from the Position of President.
(B)A determination that Employee shall no longer report directly to the then-current Chief Executive Officer or the Board of Directors of the Company;
(C)A material change in the geographic location at which the Employee must perform the services; or
(D)Any other action or inaction that constitutes a material breach by the Company of this Agreement and such breach is not cured as set forth in 2.k.(ii) above.
l.“Initial Term” means the three-year period commencing on the Effective Date and ending on the third (3rd) anniversary thereof.
m.“Market” means anywhere in the United States or Puerto Rico. If an arbitrator or arbitration panel finds that this definition of Market is unreasonable, then the Market will be considered to mean all states in which the Company has a campus or other training center and all states that are contiguous to a state in which the Company has a campus or other training center. If an arbitrator or arbitration panel finds the definition of Market contained in the preceding sentence is unreasonable, then the Market shall mean all states in which the Company has a campus or other training center.
n.“Non-Renewal Notice” has the meaning ascribed to such term in Section 3.b.
o.“Position” means the particular position of President and Chief Financial Officer.

p.“Regulations” means any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority (including, for the avoidance of doubt, any listing requirements or rules of any stock exchange on which any of the Company’s securities are listed or that otherwise has authority over the Company).
q.“Renewal Term” has the meaning ascribed to such term in Section 3.b.
r.“Severance Period” means the two year period of time commencing on the Termination Date.
s.“Specified Employee” means any Company employee that the Company determines is a Specified Employee within the meaning of Section 409A of the Code. The Company shall determine whether an employee is a Specified Employee by applying reasonable, objectively determinable identification procedures compliant with Section 409A of the Code and the regulatory and other guidance promulgated thereunder (“Code Section 409A”). Employee is a Specified Employee on the Effective Date.
t.“Stock Units” shall have the meaning ascribed to such term in the Company’s 2003 Incentive Compensation Plan, as amended, or any successor thereto.
u.“Term of Employment” means the period during which Employee is employed by the Company pursuant to this Agreement, as further described in Section 3.
v.“Termination Date” shall mean the last day of Employee’s employment with the Company.
3.Nature of Employment; Term of Employment and Agreement.
a.In General. Subject to the terms of this Agreement, the Company hereby agrees to employ Employee in the Position, and Employee hereby agrees to accept such employment in the Position, for the Term of Employment under this Agreement.
b.Term of Employment and Agreement. Except as otherwise provided in this Agreement, the Term of Employment shall be the Initial Term plus any Renewal Term(s) implemented in accordance with this Agreement. The term of this Agreement shall be the Initial Term and shall renew automatically for a period of three (3) years commencing on April 9, 2017, and on every three- (3-) year anniversary of April 9, 2017 thereafter (each such additional three-year term, a “Renewal Term”), unless one of the parties provides written notice to the other at least one hundred and eighty (180) days in advance of, and no more than two hundred and ten (210) days in advance of, the end of the then-current term that it does not wish to renew the Agreement for a subsequent Renewal Term (a “Non-Renewal Notice”). Subject to the foregoing, the parties acknowledge that the Company has no obligation to continue Employee’s employment or this Agreement beyond the Initial Term or any subsequent Renewal Term, and the Employee’s employment also may be terminated by either party during the Term of Employment subject to the provisions of this Agreement, including without limitation Sections 7, 8, 9, 11, 12 and 13. Employee shall be considered “employed by the Company pursuant to this Agreement” for the duration of the Initial Term and for the duration of each Renewal Term, unless the Employee’s employment is terminated prior to the end of the then-current term in accordance with the preceding sentence.

c.Non-Renewal Notice. Any Non-Renewal Notice shall be given and deemed duly given in accordance with Section 14. This Agreement shall expire and the Term of Employment shall terminate in each case automatically at the end of the then-current Term following a timely and duly given Non-Renewal Notice, subject to the provisions of Section 9.e., 11, 12 and 13. Unless the non-renewing party indicates in its timely Non-Renewal Notice that its Non-Renewal Notice also shall cause a termination of Employee's employment with the Company generally, then notwithstanding the automatic expiration and termination of this Agreement and the Term of Employment hereunder at the end of the then-current Term pursuant to the preceding sentence, the Employee's employment with the Company shall continue "at will" thereafter subject to termination at any time upon notice by either party; provided, however, that such "at will" employment shall remain subject to the provisions of Section 9.e., 11, 12 and 13, but no other provisions of this Agreement shall remain in effect or apply following the expiration of the Term.
4.Extent of Employment. During the Term of Employment:
a.Employee agrees to perform the duties of the Position faithfully and to the best of Employee’s ability at the principal offices of the Company or in locations as may be designated temporarily from time to time by the Company or as necessary to fulfill the duties of the Position. Employee shall report to the Chief Executive Officer, or as otherwise directed by the Board of Directors.
b.Employee shall abide by the policies, rules, customs, and usages as established by or existing at the Company.
c.Employee shall devote all of Employee’s business time, energy and skill as may be reasonably necessary for the performance of the duties, responsibilities, and obligations of the Position.
d.Employee shall not knowingly breach or violate any Regulations or rules of any governmental or regulatory body in any material respect and shall not act in any manner which might reasonably be expected to have a material adverse effect on the ongoing business, properties, assets, operations, condition (financial or other), business relationships or prospects of any company in the Company Group.
e.Employee shall not commit or engage in any conduct, through action or omission, which would constitute any of the offenses set forth in the definition of “Cause” under this Agreement.
f.Employee agrees to live in the Phoenix, Arizona metropolitan area.
5.Compensation. During the Term of Employment, the Company shall pay Employee as follows:
a.A base salary, paid in twenty six (26) equal installments, at a rate of no less than Four Hundred Fifty-Nine Thousand Dollars ($459,000) per annum. The Board of Directors shall at least annually, and in its sole discretion, determine whether the base salary should be adjusted and, if so, in what amount.
b.An annual bonus based on Employee’s performance as determined and approved by the Board of Directors based on performance parameters set by the Board of Directors. Such bonus will be determined at the sole discretion of the Board of Directors, and may not be paid at all. Employee acknowledges that no bonus will be paid if performance parameters are not met. If the Board of Directors determines that such bonus shall be paid, such bonus shall be paid between the first (1st) day of the first

(1st) month and the fifteenth (15th) day of the third (3rd ) month of the Company’s fiscal year following the Company fiscal year in which the Employee becomes entitled to such bonus.
6.Reimbursement of Expenses. During the Term of Employment, the Company shall reimburse Employee for reasonably documented travel expenses, entertainment and other expenses reasonably incurred by Employee in connection with the performance of the duties of the Position and, in each case, according to the reasonable rules, policies, customs and usage promulgated by the Company from time to time. All reimbursements shall be made within thirty (30) days of Employee’s submission of any reasonably documented expense reimbursement claim, but no later than the last day of the year immediately following the year in which the expenses were incurred. The amount of expenses eligible for reimbursement provided during one (1) taxable year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided during any other taxable year. Employee may not elect to receive cash or any other benefit in lieu of the reimbursements provided by this Section.
7.Benefits.
a.During the Term of Employment, the Employee shall be entitled to perquisites and benefits established from time to time, at the sole discretion of the Board of Directors for the Position, including without limitation, health, short and long term disability, pension and life insurance benefits as in effect or made available from time to time; provided that the perquisites and benefits provided to Employee shall be at least substantially equal to those provided to any other officer of the Company; and provided, further, that if the ArmadaCare plan in place at the Effective Date is discontinued, the Company and Employee will consider and negotiate in good faith as to compensation for or an alternative benefit to such discontinued plan.
b.Stock Awards. Subject to this Section 7, the Board of Directors, in its sole discretion, shall determine whether and when Employee shall receive any stock or stock-based awards during the Term of Employment and the amount of and form and terms applicable to any such awards, pursuant to the Company's equity grant procedures (as the same may be in effect or amended from time to time) and in accordance with the Company's 2003 Incentive Compensation Plan, as amended, or any successor thereto (the “Equity Plan”). Unless the Company and Employee agree otherwise, any Stock Units awarded to Employee from and after the Effective Date and during the Term of Employment under the Equity Plan (and the applicable award agreement) shall include a provision that if Employee experiences a qualifying “Retirement” (as defined below), then any portion of such Stock Units that are scheduled to vest within twelve (12) months following such “Retirement” shall continue to vest in accordance with their terms as if Employee were still employed, notwithstanding any continuous employment or service requirements applicable generally under the Equity Plan or award, subject to Employee’s continued compliance with the covenants set forth in Sections 12 and 13 of this Agreement, and subject to Employee’s having signed and not revoked the Release described in Section 11 below during the sixty (60) day period following such “Retirement.” If Employee fails to comply with any provision of Sections 12 and 13 following a “Retirement,” then all unvested Stock Units will be forfeited and any Stock Units that vested following the Retirement in accordance with this paragraph shall be subject to disgorgement under Section 12. Stock Units awarded during the Term of Employment that are scheduled to vest after the twelve (12) month period following the “Retirement” date shall immediately be forfeited upon such “Retirement.” Solely in connection with Stock Unit awards during the Term of Employment and the foregoing:
(i)Any termination of Employee's employment with or service to the Company that occurs at or after October 31, 2016, which is the date on which the total of Employee’s age and number of years of employment with the Company shall equal 65, whether by Employee or the Company, shall qualify as a "Retirement," unless:
(A)such termination is by the Company for “cause” (as defined in the Equity Plan and the applicable award agreement);
(B)the Company determines within twelve (12) months after such termination that the termination occurred at a time at which the Company could have terminated Employee’s employment for “cause” (as defined in the Equity Plan and the applicable award agreement), whether or not the Company was aware at the time of such termination that the Employee's employment or service could have been terminated for “cause”, in which case, Employee shall be deemed to have been terminated for “cause” retroactively to the date the events giving rise to “cause” occurred; or
(C)such termination is under circumstances that qualify for more favorable treatment to Employee under the applicable award agreement or Equity Plan (for example, if the award agreement provides for exceptions to forfeiture in the event of death, disability or in connection with terminations of Employee's employment or service without “cause” or for Good Reason within twelve (12) months after a Change in Control and such circumstances also apply).
(ii)The foregoing provisions shall be reflected in award agreements for all Stock Unit awards to Employee under the Equity Plan from and after the Effective Date and during the Term of Employment.
Notwithstanding the foregoing, nothing in this Section or in this Agreement shall amend or modify any Stock Unit, stock or stock-based awards granted to Employee prior to the Effective Date, and nothing in this Section or in this Agreement shall require the Company to grant Stock Units to Employee during the Term of Employment or shall require the Company to maintain the Stock Unit provisions of the Equity Plan as in effect at the Effective Date. In addition, the approval of and inclusion of the above-described vesting provisions in a Stock Unit award agreement at any time during the Term of Employment shall be subject to any applicable Regulations and to the provisions of the Equity Plan in effect at the time of any grant.
8.Termination of Employment for Cause or without Good Reason. At any time during the Term of Employment, Company may terminate Employee’s employment for Cause effective upon giving to Employee a written notice of termination. If Employee’s employment is terminated for Cause or Employee voluntarily terminates Employee’s employment without Good Reason, Employee shall be entitled to:
a.Payment of accrued and unpaid base salary and unused vacation through the Termination Date;
b.Reimbursement for expenses incurred through the Termination Date as set forth in Section 6.
9.Termination of Employment without Cause, for Good Reason, upon Change of Control, due to Death or Disability, or Following a Non-Renewal Notice. During the Term of Employment, the Company may terminate Employee’s employment without Cause and without providing notice to Employee, and Employee may terminate Employee’s employment with the Company for Good

Reason. Employee’s death or Disability shall cause a termination of Employee’s employment. Employee’s employment also may be terminated by either party in connection with or following a Non-Renewal Notice, as further described in Section 3.
a.Termination Without Cause or For Good Reason - No Change of Control. During the Term of Employment, if Employee’s employment is terminated by the Company without Cause or if Employee terminates Employee’s employment for Good Reason, either of which occurs without a Change of Control, Employee shall be entitled to the following items commencing within sixty (60) days following the Termination Date so long as Employee has signed and not revoked the Release described in Section 11 below during such sixty (60) day period (provided, however, consistent with Section 11 if the sixty (60) day period begins in one calendar year and ends in a second calendar year, payments will commence in the second calendar year):
(i)The Company shall provide the items set forth in Section 8.a. and 8.b. above.
(ii)The Company shall pay to Employee an amount equal to the sum of “(A)” plus “(B)” as follows:
“(A)” is composed of two parts namely, (1) Basic Severance Pay, and (2) Additional Severance Pay.
“Basic Severance Pay” means an amount equal to two (2) times the lesser of the following (aa) or (bb):

(aa)	Employee’s annualized compensation based upon Employee’s base salary for the calendar taxable year of Employee in which the Termination Date occurs; or

(bb)	the maximum amount that may be taken into account under a tax-qualified retirement plan pursuant to Code Section 401(a)(17) in effect for the calendar year in which the Termination Date occurs.
“Additional Severance Pay” means an amount equal to two times Employee's annual base salary at the highest rate in effect at any time during the twelve (12) months immediately preceding the Termination Date minus the Basic Severance Pay.
Basic Severance Pay will be paid by the Company to Employee in equal bi-weekly installments according to the Company’s regular payroll periods and practices over the following period: the first such payment to which Employee is entitled shall be paid on the Company’s first pay date immediately following the first (1st) day of the month following the revocation period, if any, as set forth in Exhibit A, and the last such payment shall be paid on the Company’s last pay date immediately before the twenty-four (24) month anniversary of the Termination Date.
Additional Severance Pay will be paid in a lump sum within sixty (60) days after the Termination Date; provided that if such sixty (60) day period begins in one (1) calendar year and ends in a second (2nd) calendar year, in accordance with Section 409A, payment shall always be made in the second (2nd) calendar year.
“(B)” is a dollar amount determined pursuant to the following formula (which amount shall not be conditioned upon any election described in Section 9(a)(v) hereof): the sum of (1) and (2) where (1) is the sum of (aa) twenty four (24) multiplied by the amount of the monthly COBRA premium for the level of coverage in effect for Employee and his or her spouse and family under the Company’s medical, prescription drug, dental and vision plans on the Termination Date, and (bb) twenty four (24) multiplied by the amount of the monthly premium for the ArmadaCare coverage in effect for Employee and his or her spouse and family on the Termination Date, and (2) is fifty percent (50%) of (1); provided, however, if upon the issuance of future regulatory or other guidance, the foregoing formula would constitute or create a discriminatory insured plan of the Company in violation of Sections 2716(a) and 2716(b)(1) of the Public Health Service Act (as added by Section 1001(5) of the Patient Protection and Affordable Care Act, as amended by Section 10101(d) thereof) (a “Discriminatory Insured Plan”), the Company and Employee agree to amend such formula in a manner that shall provide substantially the same economic benefit to Employee but shall not be a Discriminatory Insured Plan. The amount payable under this subparagraph B shall be paid in a lump sum within sixty (60) days after the Termination Date; provided that if such sixty (60) day period begins in one (1) calendar year and ends in a second (2nd) calendar year, in accordance with Section 409A, payment shall always be made in the second (2nd) calendar year.
(iii)Employee will be eligible for the fiscal year bonus (for the fiscal year in which the Termination Date occurs) if such bonus is approved by the Board of Directors based upon parameters set by the Board of Directors. The amount of any such bonus will be pro-rated based on the Termination Date and shall be paid at the time other employees are paid the bonus, but in no event will such bonus be paid prior to the first (1st) day of the first (1st) month or after the fifteenth (15th) day of the third (3rd) month of the Company’s fiscal year following the Company fiscal year in which the Employee becomes entitled to such bonus.
(iv)To the extent Employee’s Termination Date is prior to the date on which the Company has paid any bonus to which the Employee may be entitled for the fiscal year immediately preceding the Termination Date, (i.e. between the end of the fiscal year and the bonus payout), Employee (or Employee’s estate if Employee is then deceased) will receive such bonus in a lump sum on the same date as Employee would have received such bonus had Employee remained continuously employed by the Company. In all cases, the bonus payment to which Employee is entitled pursuant to this Section 9.a.(iv), if any, will be paid to Employee (or Employee’s estate if Employee is then deceased) between the first (1st) day of the first (1st) month and the fifteenth (15th) day of the third (3rd) month of the Company’s fiscal year following the Company fiscal year in which Employee became entitled to the bonus.
(v)Pursuant to COBRA, Employee (and Employee’s eligible dependents) may elect to continue group health (medical and dental) benefits under the Company’s group health plan for up to eighteen (18) months or such longer period as required by COBRA.
(vi)All stock Awards (as defined by any applicable plan), including stock options, restricted stock and restricted stock units, shall be governed by the terms and provisions of the applicable plan and the grant agreement under which such Award was granted.
(vii)Employee’s participation in and/or coverage under all other employee benefit plans, programs or arrangements sponsored or maintained by the Company shall cease to be effective as of the Termination Date, unless such benefit, program or plan is inalienable under the law.
(viii)The Company shall pay for twelve (12) months of outplacement services through a provider selected by the Company for the twelve (12) month period immediately following the Termination Date.

b.Termination Without Cause or For Good Reason - Change of Control. During the Term of Employment, if Employee’s employment is terminated by the Company without Cause or if Employee terminates Employee’s employment for Good Reason, either of which occurs within twelve (12) months following a Change of Control, Employee shall be entitled to the following items commencing within sixty (60) days following the Termination Date so long as Employee has signed and not revoked the release described in Section 11 below during such sixty (60) day period (provided, however, consistent with Section 11, if the sixty (60) day period begins in one calendar year and ends in a second calendar year, payments will commence in the second calendar year):
(i)Except for the bonus set forth in Section 9.a.(iii), all of the payments and benefits as set forth in Section 9.a. above; and
(ii)The Company shall also pay to Employee an amount equal to one and one-half (1.5) times Employee’s targeted bonus for the fiscal year in which the Termination Date occurs which amount, for the avoidance of doubt, shall not be prorated. Employee will be paid this bonus amount over the Severance Period in equal bi-weekly installments according to the Company’s regular payroll periods and practices.
c.Disability. Unless otherwise prohibited by law, Employee’s employment with the Company will terminate on the effective date of Employee’s Disability. The effective date of Employee’s Disability, which will be Employee’s Termination Date for purposes of this Section 9.c., is the earlier to occur of the last day of the one hundred and eighty (180) day period during which Employee is determined to be disabled pursuant to a Company sponsored disability plan or the day on which Employee is determined to be totally disabled by the Social Security Administration. Employee shall be entitled to the following items commencing within sixty (60) days following the Termination Date of Employee’s employment termination due to Disability during the Term of Employment, so long as Employee has signed and not revoked the release described in Section 11 below during such sixty (60) day period (provided, however, consistent with Section 11, if the sixty (60) day period begins in one calendar year and ends in a second calendar year, payments will commence in the second calendar year):
(i)All the payments and benefits set forth in Section 9.a.; and
(ii)Disability benefits under the applicable plan or practice.
d.Death. If Employee dies during the Term of Employment, Employee’s estate shall be entitled to the following items:
(i)Severance payments as provided under Section 9.a.(ii), provided however that the severance payments payable under Section 9.a.(ii) shall be paid on the first (1st) day of the month following the date of Employee’s death; and
(ii)All the payments and benefits set forth in Section 9.a.(i), (iii), (iv), (vi) and (vii); and
(iii)Employee’s dependents, if any, who are covered by the Company’s group health plan at the time of Employee’s death shall be eligible for the COBRA continuation coverage provided under Section 9.a.(v).

e.Termination At the End of the Term or Following Expiration of the Agreement After a Non-Renewal Notice.
(i)Termination At the End of the Term of Employment pursuant to, or Following Expiration of the Agreement After, a Company Non-Renewal Notice. In the event that the Company gives a Non-Renewal Notice to Employee in accordance with Section 3, then if Employee’s employment with the Company is terminated by Employee or the Company at or following the expiration and termination of this Agreement and the Term of Employment as provided in Section 3, and such termination of employment occurs within twelve (12) months after the date the Company gives a Non-Renewal Notice to Employee, then Employee shall be entitled only to the following items:
(A)an amount equal to one and one-half (1.5) times Employee's annual base salary at the highest rate in effect at any time during the twelve (12) months immediately preceding the Termination Date; and
(B)The items set forth in Sections 8.a. and 8.b.;
which items shall be paid in a lump sum within sixty (60) days following the Termination Date so long as Employee has signed and not revoked the Release described in Section 11 below during such sixty (60) day period (provided, however, consistent with Section 11 if the sixty (60) day period begins in one calendar year and ends in a second calendar year, the payment will be made in the second calendar year); provided, however, that Employee shall not be entitled to receive the amount specified above in Section 9.e.(i)(A) and shall receive only the amounts specified in Section 9.e.(i)(B) if a majority of the Board of Directors determines (without regard to the notice and cure provisions of the definition of Cause), within such sixty (60) day period, that circumstances existed at or prior to the Termination Date (I) as a result of which the Company could have terminated Employee’s employment for Cause or (II) where applicable, as a result of which a majority of the Board of Directors could have made a finding or determination that would have allowed the Company to terminate Employee’s employment for Cause (without regard to the notice and cure provisions of the definition of Cause).
(ii)Termination At the End of the Term of Employment pursuant to, or Termination Following Expiration of the Agreement After, an Employee Non-Renewal Notice. In the event that the Employee gives a Non-Renewal Notice to the Company in accordance with Section 3, then if Employee’s employment with the Company generally is terminated at the expiration and termination of this Agreement and the Term of Employment pursuant to such Non-Renewal Notice and Section 3, or if Employee’s employment is terminated by Employee or the Company for any reason following the expiration and termination of this Agreement and the Term of Employment as provided in Section 3, then Employee shall be entitled to receive only the items set forth in Sections 8.a. and 8.b.
(iii)For the avoidance of doubt:
(A)No termination of employment by Employee pursuant to Section 3 and this Section 9.e. shall be considered a termination by Employee for Good Reason and no termination of employment by the Company pursuant to Section 3 and this Section 9.e. shall be considered a termination by the Company without Cause; and

(B)(I) Section 9.e. shall not apply to any termination of Employee’s employment that occurs after a party gives a Non-Renewal Notice but prior to the automatic expiration and termination of the Agreement and Term of Employment hereunder pursuant to Section 3; and (II) termination of Employee’s employment during the time period described in the preceding clause (B)(I) shall be governed by Section 8, 9.a, 9.b., 9.c. or 9.d., as applicable and depending upon the circumstances of the termination.
f.If any payment or benefit Employee would receive under this Agreement, when combined with any other payment or benefit Employee receives pursuant to the termination of Employee’s employment with the Company (“Payment”), would:
(i)constitute a “parachute payment” within the meaning of Section 280G of the Code, and
(ii)but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be whichever of the following amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax:
(A)the full amount of such Payment; or
(B)such lesser amount (with cash payments being reduced) as would result in no portion of the Payment being subject to the Excise Tax.
(iii)All determinations required to be made under this Section 9.f., including whether and to what extent the Payments shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by a national independent accounting firm registered with the Public Company Accounting Oversight Board as will be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to Employee and the Company at such time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. For purposes of making the calculations required by this Section 9.f., the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.
(iv)To the extent any reduction of the Payments becomes necessary pursuant to this Section 9.f., the reduction first shall apply to amounts payable pursuant to this Section 9, or pursuant to any other arrangement, that are not subject to Section 409A of the Code. If the amount of the necessary reduction exceeds the amount of the payments described in the preceding sentence, the reduction will then apply on a proportional basis to amounts payable to Employee that are subject to the requirements of Section 409A of the Code.
g.Notwithstanding any other provision of this Agreement to the contrary, neither the time nor the schedule of any payment under this Agreement may be accelerated or subject to a further deferral except as provided in 26 C.F.R. § 1.409A-3(j)(4).
h.The Employee does not have any right to make any election regarding the time or form of any payment due under this Agreement.

i.If the Company fails to make any payment under this Agreement, either intentionally or unintentionally, within the time period specified in this Agreement, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the Agreement pursuant to 26 C.F.R. § 1.409A-3(d). In addition, if a payment is not made due to a dispute with respect to such payment, the payment may be delayed in accordance with 26 C.F.R. § 1.409A-3(g).
j.For purposes of this Agreement, Employee’s Termination Date shall be the date on which Employee incurs a “Separation from Service.” For this purpose, the term “Separation from Service” means either (1) the termination of Employee’s employment with the Company and all affiliates, or (2) a permanent reduction in the level of bona fide services that Employee provides to the Company and all affiliates to an amount that is 20% or less of the average level of bona fide services that Employee provided to the Company and all affiliates in the immediately preceding thirty-six (36) months, with the level of bona fide services to be calculated in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.
Employee’s relationship is treated as continuing while Employee is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six (6) months, or if longer, so long as Employee’s right to reemployment with the Company or an affiliate is provided either by statute or contract). If Employee’s period of leave exceeds six (6) months and Employee’s right to reemployment is not provided either by statute or by contract, the relationship between Employee and the Company is deemed to terminate on the first (1st) day immediately following the expiration of such six (6) month period. Whether a termination has occurred will be determined based on all of the facts and circumstances.
For purposes of this paragraph, the term “affiliate” shall have the meaning set forth in 26 C.F.R. § 1.409A-1(h)(3) (which generally requires 50% common ownership).
If Employee is providing services to the Company in more than one (1) capacity, for example as both an employee and a member of the Board of Directors or an independent contractor for the Company, Employee must terminate employment with or services to the Company in all capacities in order to have a Separation from Service for purposes of this Agreement.
k.This Agreement shall be administered in compliance with Section 409A of the Code or an exception thereto, including, without limitation, the short-term deferral exception within the meaning of 26 C.F.R § 1.409A-1(b)(4) and separation pay due to involuntary separation from service within the meaning of 26 C.F.R. § 1.409A-1(b)(9)(iii). Each provision of the Agreement shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto.
Notwithstanding any of the foregoing, if the Employee is a Specified Employee on the Termination Date, all payments and benefits that constitute nonqualified deferred compensation within the meaning of Code Section 409A that do not satisfy the requirements of an exception to Code Section 409A, if any, shall be delayed and paid in a lump-sum on the first (1st) day of the seventh (7th) month following the Employee’s Termination Date or, if earlier, the date the Employee dies following the Termination Date.
10.Mitigation or Reduction of Benefits. In the event of termination of employment as set forth in Section 9 above, Employee shall not be required to mitigate the amount of any payment provided for in that Section by seeking other employment or otherwise. Except as otherwise specifically set forth herein, the amount of any payment or benefits provided in Section 9 shall not be reduced by any compensation or benefits or other amounts paid to or earned by Employee as the result of employment by another employer after the Termination Date.
11.Release. In order to receive payments and benefits described in Section 9, other than those provided in Section 8 and those provided in the event of Employee’s death, Employee must execute a Release in the form attached as Exhibit A, and that Release must become effective by Employee not revoking it. If Employee fails to sign the Release within the period provided in the Release, or if Employee revokes the Release within the seven (7) day revocation period provided therein, Employee will forfeit any right to the payments and benefits described in Section 9 other than those provided in Section 8. As a general rule, Employee shall receive the Release from the Company on or before Employee’s Termination Date, but in no event will Employee receive the Release more than ten (10) days following Employee’s Termination Date. Notwithstanding anything in this Agreement to the contrary, if the period during which Employee may consider and revoke the Release spans two (2) calendar years, any lump sum payment of Additional Severance Pay to which Employee is entitled pursuant to subparagraph A of Section 9.a.(ii), any lump sum payment pursuant to subparagraph B of Section 9.a.(ii), and any lump sum payment pursuant to subparagraph A of Section 9.e.(i) shall be made as soon as practical in the second (2nd) calendar year, and any installment payments to which Employee is entitled pursuant to Section 9.a.(ii) (Basic Severance Pay) or Section 9.b.(ii) shall commence in the second (2nd) calendar year; provided that, as provided in Section 3 and for the avoidance of doubt, of the subsections of Section 9 referenced in this sentence, only Section 9.e. shall survive the expiration of this Agreement.
12.Covenant Not to Compete. In consideration of this Agreement, and the employment under it, the parties agree to the following Covenant Not to Compete.
a.Post-Termination Restrictions. Employee acknowledges that the services provided under this Agreement give Employee the opportunity to have special knowledge of the Company, its Confidential Information, and the capabilities of individuals employed by or affiliated with the Company. Employee further acknowledges that interference with those business or employment relationships with the Company would cause irreparable injury to the Company. Consequently, Employee covenants and agrees that:
(i)From the Effective Date hereof until twenty-four (24) months (or for eighteen (18) months if an arbitrator or arbitration panel finds that twenty-four (24) months are unreasonable) after the Termination Date, Employee will not, without the express written approval of a majority of the Board of Directors, directly or indirectly, anywhere in the Market, in one (1) or a series of transactions, Compete against Company, as defined in Section 2 above, without regard to (a) whether the Competitive Business has its office or other business facilities within or outside the Market, (b) whether any of the activities of the Employee referred to above occur or are performed within or outside the Market, or (c) whether the Employee resides, or reports to an office, within or outside the Market.
(ii)From the effective date hereof until twenty-four (24) months after the Termination Date (which shall not be reduced by (a) any period of violation of this Agreement by Employee or (b) if the Company is the prevailing party in any litigation to enforce its rights under this Section 12, the period which is required for such litigation), Employee will not, without the express prior written approval of a majority of the Board of Directors, directly or indirectly, in one (1) or a series of transactions: (i) recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, customer, agent, representative or any other person which has a business relationship with the Company or had a business relationship with the Company within the twelve (12) month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Company; or (ii) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within twelve (12) months prior to the date the Employee or the Competitive Business employs or seeks to employ such person) employed or retained by the Company. Notwithstanding the foregoing, nothing herein shall prevent the Employee from providing a personal letter of recommendation to an employee of the Company with respect to a future or any other employment opportunity.
b.Acknowledgment Regarding Restrictions. Employee recognizes and agrees that the restraints contained in Section 12 (both separately and in total) are reasonable and should be fully enforceable in view of the high level positions Employee has had with the Company, and the Company’s legitimate interests in protecting its Confidential Information and its goodwill and relationships. Employee specifically hereby acknowledges and confirms that Employee is willing and intends to, and will, abide fully by the terms of Section 12 of this Agreement. Employee further agrees that the Company would not have adequate protection if Employee were permitted to work in a Competitive Business in violation of the terms of this Agreement since the disclosure of Confidential Information is inevitable and the Company would be unable to verify whether its Confidential Information was being disclosed and/or misused. Employee further specifically acknowledges that the scope and term of this Section 12 would not preclude Employee from earning a living in an occupation or position with an entity that is not a Competitive Business.
c.Company’s Right to Cease and Recoup Payments and Obtain Injunctive Relief. In the event of a breach or imminent breach of any of Employee’s duties or obligations under this Agreement, the Company shall be entitled to immediately cease all payments and benefits to Employee under Sections 7 and 9. Employee agrees that if Employee breaches any duties or obligations Employee has under this Agreement, that, except for sums set forth in Section 8, Employee has no right to any money or benefits under Sections 7 or 9 of this Agreement and that Employee must return any money or benefits paid to or conferred upon Employee under those sections. In addition to any other legal or equitable remedies the Company may have (including any right to damages that it may suffer), the Company shall be entitled to temporary, preliminary and permanent injunctive relief restraining such breach or imminent breach without being required to post a bond, surety or other security therefor. Employee hereby expressly acknowledges that the harm which might result to Company’s business as a result of noncompliance by Employee with any of the provisions of this Agreement would be largely irreparable. Each party undertakes and agrees that if he/it breaches or threatens to breach the Agreement, he/it shall be liable for any attorneys’ fees and costs incurred by the other party in enforcing its rights hereunder.
d.Employee Agreement to Disclose this Agreement. Employee agrees to disclose, during the Severance Period, the terms of this Section 12 to any potential future employer.
e.Survival. The terms of this entire Section 12 shall survive the termination of Employee’s employment under this Agreement or following a Non-Renewal Notice regardless of who terminates employment or the reasons therefor. The terms of this entire Section 12 also shall survive the expiration of this Agreement regardless of who gives a Non-Renewal Notice or the reasons therefor.
13.Confidential Information.
a.During and after the Term of Employment, Employee will not, directly or indirectly, in one (1) or a series of transactions, disclose to any person, or use or otherwise exploit for the

Employee’s own benefit or for the benefit of anyone other than the Company, any Confidential Information, whether prepared by Employee or not; provided, however, that any Confidential Information may be disclosed (i) to officers, representatives, employees and agents of the Company who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the business, and (ii) in good faith by the Employee in connection with the performance of Employee’s duties hereunder to persons who are authorized to receive such information by the Company. Employee shall use Employee’s best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in Employee’s normal course of employment by the Company. Employee shall use Employee’s best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Employee hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Employee shall have no obligation hereunder to keep confidential any Confidential Information, if and to the extent disclosure of any such information is specifically required by law or requested by a governmental agency; provided, however, that in the event disclosure is required by applicable law or requested by a governmental agency, the Employee shall provide the Company with prompt notice of such requirement or request, prior to making any disclosure, so that the Company may seek an appropriate protective order. At the request of the Company, Employee agrees to deliver to the Company, at any time during the Term of Employment, or thereafter, all Confidential Information which Employee may possess or control. Employee agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Employee during Employee’s employment with the Company, whether before, during or after the Term of Employment, exclusively belongs to the Company (and not to Employee). Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.
b.The terms of this entire Section 13 shall survive the termination of Employee’s employment under this Agreement or following a Non-Renewal Notice regardless of who terminates employment or the reasons therefor. The terms of this entire Section 13 also shall survive the expiration of this Agreement regardless of who gives a Non-Renewal Notice or the reasons therefor.
14.Notice. All notices hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally or by courier, or (b) on the third (3rd) business day following the mailing thereof by registered or certified mail, postage prepaid, or (c) on the first (1st) business day following the mailing thereof by overnight delivery service, in each case addressed as set forth below:

If to the Company:	Universal Technical Institute, Inc. 16220 N. Scottsdale Rd Suite 100 Scottsdale, AZ 85254 Facsimile No.: (623) 445-9501 Attn: General Counsel

With a copy to:	Chairman of the Compensation Committee of the Board of Directors 16220 N. Scottsdale Rd Suite 100 Scottsdale, AZ 85254

If to Employee:	Eugene Putnam 4327 N. 64th Street Scottsdale, AZ 85251

Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.
15.Employee Expenses in the Event of Dispute. If Employee’s employment is terminated by the Company within the Term of Employment and there is a dispute with respect to this Agreement, then all of Employee’s reasonable legal expenses incurred by Employee (a) to defend the validity of this Agreement, (b) if Employee’s employment has been terminated for Cause, to contest such termination, (c) to contest any determinations by the Company concerning the amounts payable by the Company under this Agreement, or (d) to otherwise obtain or enforce any right or benefit provided to Employee by this Agreement, shall be paid by the Company if Employee is the prevailing party. Such expenses shall be paid, if at all, within thirty (30) days of the date of the determination that Employee is the prevailing party, but in no event later than December 31st of the taxable year following the year in which the Employee incurred the expenses. The expenses reimbursed in one (1) taxable year will not affect the expenses eligible for reimbursement by the Company in a different taxable year. All reimbursements of the expenses must be made no later than December 31st of the taxable year following the taxable year in which the expenses were incurred. Employee may not elect to receive cash or any other benefit in lieu of the benefits provided by this Section.
16.Agreement to Arbitrate. Except with respect to an action by the Company to enforce the terms of Sections 12 or 13, which may be commenced and venued in the state or federal courts located in Phoenix, Arizona, all disputes or claims between the parties, including those arising out of or relating to or regarding this Agreement, Employee’s employment with the Company or any termination of such employment, shall be submitted for resolution exclusively to binding arbitration under the Employment Arbitration Rules of the American Arbitration Association in Phoenix, Arizona. The arbitrator or arbitration panel shall have the authority to award temporary or permanent injunctive relief and to award attorneys’ fees and costs to the prevailing party. Any temporary or permanent injunctive relief ordered by the arbitrator or the arbitration panel may be enforced in court by either party by seeking judicial confirmation of such award. THE COMPANY AND EMPLOYEE UNDERSTAND THAT BY SIGNING THIS AGREEMENT AND AGREEING TO THIS ARBITRATION PROVISION, THE COMPANY AND EMPLOYEE EXPRESSLY WAIVE THEIR RIGHT TO HAVE ANY DISPUTE, CLAIM, OR CONTROVERSY BETWEEN THEM DECIDED BY A JUDGE OR JURY IN COURT (EXCEPT AS EXPRESSLY SET FORTH IN THE FIRST SENTENCE OF THIS SECTION).
17.Authority. Each of Employee and Company represents and warrants that it has all requisite legal capacity to execute, deliver, and perform this Amendment.
18.Successors; Binding Agreement.
a.The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, upon or prior to such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. A copy of such assumption and agreement shall be delivered to Employee promptly after its execution by the successor. Failure of the Company to obtain such agreement upon or prior to the effectiveness of any such succession shall be deemed to be a material breach of this Agreement. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 18 or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

b.This Agreement is personal to Employee, and Employee may not assign or delegate any part of Employee’s rights or duties hereunder to any other person, except that this Agreement shall inure to the benefit of, and be enforceable by, Employee’s legal representatives, executors, administrators, heirs and beneficiaries.
19.Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. An arbitrator or arbitration panel can reasonably modify this Agreement by rewriting it and/or it can “blue-pencil” this Agreement by striking things out.
20.Compliance with Regulations and Recovery. The parties intend for the provisions of this Agreement to comply with all applicable Regulations. Notwithstanding anything in this Agreement to the contrary, in no event shall any payment, award or benefit under this Agreement vest or be settled, paid or accrued, if any such vesting, settlement, payment or accrual would be in violation of applicable Regulation prohibiting such vesting, settlement, payment or accrual. In the event of any such violation, the parties will cooperate in good faith to endeavor to meet the requirements of such applicable Regulation in a manner which preserves to the greatest extent possible the intent and purposes of this Agreement and to amend this Agreement accordingly if necessary. Notwithstanding anything in this Agreement to the contrary, any compensation paid or payable to Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any Regulation, or under any commercially reasonable policy adopted or maintained by the Company from and after the Effective Date and from time-to-time to comply with any Regulation applicable to the Company at or after the Effective Date, will be subject to such deductions and recovery as may be required to be made pursuant to Regulation or any such policy.
21.Headings. The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.
22.Counterparts. This Agreement may be executed in one (1) or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument. Copies shall be given the same force and effect as originals.
23.Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. Without limiting the generality of the foregoing, Employee’s continued employment without objection shall not constitute Employee’s consent to, or a waiver of, Employee’s rights with respect to any circumstances constituting Good Reason, subject to the notification and cure requirements set forth in Section 2.k. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of the Company, by a resolution adopted by a majority of the Board of Directors.
24.Entire Agreement. This Agreement (including any exhibits and schedules attached hereto) constitutes the entire agreement of the parties in this matter and supersedes any other agreement, communication or representation between the parties, oral or written, concerning the same subject matter.

25.Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Employee and by the Chairman of the Compensation Committee of the Board of Directors or the Chairman’s designee.
26.Governing Law. In light of Company’s and Employee’s substantial contacts with the State of Arizona, the facts that the Company is headquartered in Arizona and Employee resides in and provides services to the Company in Arizona, the parties’ interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and Company’s execution of, and the making of, this Agreement in Arizona, the parties agree that: (a) any arbitration or litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted exclusively in the state of Arizona; and (b) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Arizona, without regard for any conflict/choice of law principles.
27.Taxes. All payments and benefits under this Agreement are subject to applicable tax withholdings, and the tax treatment of such payments and benefits is not warranted or guaranteed by the Company. Neither the Company nor its affiliates shall be liable for any taxes, penalties, or other monetary amounts owed by Employee or any other person as a result of any payments or the provision of any benefits under this Agreement; provided, however, that this sentence shall not operate as a waiver of any claims at law or in equity that Employee otherwise may have against the Company in the event that any taxes are imposed on Employee as a result of Employee’s good faith reliance on the Company’s negligent misrepresentation of any applicable Regulations.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the dates indicated below, and this Agreement shall be effective upon the Effective Date specified above.

UNIVERSAL TECHNICAL INSTITUTE, INC.

By: /s/ David A. Blaszkiewicz
Name: David A. Blaszkiewicz Its: Chairperson of the Compensation Committee of the Board of Directors
Date: April 7, 2014

EMPLOYEE

/s/ Eugene S. Putnam, Jr.
Eugene S. Putnam, Jr.
Date: April 7, 2014

SCHEDULE 1
Companies in the Company Group consist of:

a.Universal Technical Institute, Inc.
b.UTI Holdings, Inc.
c.U.T.I. of Illinois, Inc.
d.Universal Technical Institute of Texas, Inc.
e.Universal Technical Institute of California, Inc.
f.Custom Training Group, Inc.
g.Universal Technical Institute of Arizona, Inc.
h.Universal Technical Institute of North Carolina, Inc.
i.Universal Technical Institute of Northern California, Inc.
j.Universal Technical Institute of Massachusetts, Inc.
k.Universal Technical Institute of Pennsylvania, Inc.

l.	Universal Technical Institute of Phoenix, Inc., FKA The Clinton Harley Corporation
m.Universal Technical Institute of Northern Texas, LLC
n.Clinton Education Group, Inc.
o.Student Funding Group, LLC
p.Universal Technical Institute Ventures, LLC

Exhibit A

RELEASE
This RELEASE (the “Release”) dated ____________, ____ is by and between Eugene S. Putnam, Jr. (“Employee”) and Universal Technical Institute, Inc., a Delaware corporation (“Company”);
WHEREAS, the Company and Employee are parties to an Employment Agreement dated as of April 8, 2014 (the “Employment Agreement”), which provides certain protection to Employee during employment and upon termination of employment; and
WHEREAS, the execution of this Release is a condition precedent to, and material inducement to, the Company’s provision of certain benefits under the Employment Agreement;
NOW, THEREFORE, the parties hereto agree as follows:
1.Mutual Promises. The Company undertakes the compensation and benefit obligations contained in Section 9 of the Employment Agreement, which are in addition to any compensation to which Employee might otherwise be entitled, in exchange for Employee’s promises and obligations contained herein. The Company’s obligations are undertaken in lieu of any other employment benefits.
2.Release of Claims; Agreement Not to File Suit.
a.Employee, for and on behalf of him or herself and his/her heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, agrees to, and does, release and forever discharge the Company and its subsidiaries and affiliates, each of their shareholders, directors, officers, employees, agents and representatives, and its successors and assigns (collectively, the “Company Released Persons”), from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise from matters which occurred prior to the date of this Release, which matters include without limitation: (i) the matters covered by the Employment Agreement and this Release, and (ii) Employee’s employment, and/or termination from employment with the Company.
b.Employee, for and on behalf of him or herself and his/her heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that Employee will not file or otherwise submit any arbitration demand, claim, complaint, or action to any court, organization, or judicial forum (nor will Employee permit any person, group of persons, or organization to take such action on Employee’s behalf) against any Company Released Person arising out of any actions or non-actions on the part of any Company Released Person arising out of the parties’ employment relationship before the date of this Release. Employee further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on Employee’s behalf, Employee hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.
c.The charges, claims, complaints, matters, demands, damages, and causes of action referenced in Sections 2(a) and 2(b) include, but are not limited to: (i) any breach of an actual or implied contract of employment between Employee and any Company Released Person, (ii) any claim of unjust, wrongful, or tortious discharge (including, but not limited to, any claim of fraud, negligence, retaliation for whistle blowing, or intentional infliction of emotional distress), (iii) any claim of defamation or other

A-1

common law action, or (iv) any claims of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. §701 et seq., the Family and Medical Leave Act, or any other relevant federal, state, or local statutes or ordinances, or any claims for pay, vacation pay, insurance, or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than those payments and benefits specifically provided herein.
d.This Release shall not affect Employee’s right to any governmental benefits payable under any Social Security or Worker’s Compensation law now or in the future.
e.This Release does not affect Employee’s right to participate in any federal, state or local investigation by any governmental agency or to challenge the validity of this Agreement. Further, this Release is not intended to be a release of any claims under the Arizona Minimum Wage Act, effective January 1, 2007.
3.Release of Benefit Claims. Employee, for and on behalf of him or herself and his/her heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, further releases and waives any claims for pay, vacation pay, insurance or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than (a) claims to the payments and benefits specifically provided for in the Employment Agreement, (b) claims for benefits under any plan or arrangement of the Company providing for the deferral of compensation, (c) claims for benefits under the Universal Technical Institute, Inc. 2003 Incentive Compensation Plan (and any successor thereto), and (d) claims for benefits which are not subject to waiver under the law.
4.Revocation Period; Knowing and Voluntary Agreement. Employee acknowledges that he/she is knowingly and voluntarily waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act, as amended, (“ADEA”). Employee also acknowledges that the consideration given for the waiver and release in the preceding Section is in addition to anything of value to which he/she would be entitled to without this Agreement. Employee further acknowledges that Employee is advised by this writing, as required by the ADEA, that: (a) this waiver and release do not apply to any rights or claims that may arise after execution date of this Agreement; (b) Employee has been advised of having had the right to consult with an attorney prior to signing this Agreement; (c) Employee has twenty-one (21) days to consider this Agreement (although Employee may choose to voluntarily execute this Agreement earlier); (d) Employee has seven (7) days following the signing of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after this Agreement is executed by the Employee.
5.Severability. If any provision of this Release or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Release and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Release shall be valid and enforceable to the fullest extent permitted by law.
6.Headings. The headings in this Release are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Release.

A-2

7.Counterparts. This Release may be executed in one (1) or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument. Copies shall be given the same force and effect as originals.
8.Entire Agreement. This Release and related Employment Agreement constitutes the entire agreement of the parties in this matter and supersedes any other agreement, communication or representation between the parties, oral or written, concerning the same subject matter.
9.Governing Law. This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona, without reference to the conflict of laws rules of such State.
IN WITNESS WHEREOF, Employee and the Company have executed this Release as of the day and year first above written.

UNIVERSAL TECHNICAL INSTITUTE, INC.
By:______________________________________
Its:_______________________________________
EMPLOYEE:
__________________________________________
Eugene S. Putnam, Jr.

A-3